EXHIBIT 10.2

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (hereinafter called “Agreement”), entered into and effective as of the 20th day of July, 2020 (hereinafter called “Agreement Date”), is by and between Australian Trefoil Health Technologies Pty Ltd, an Australia proprietary limited company (hereinafter called “Licensor”), and Goldenwell Biotech, Inc., a Nevada corporation (hereinafter, called “Licensee”).

WITNESSETH:

WHEREAS, Licensor is the owner of certain patents listed on Schedule A of this Agreement (the “Licensor Patents”);

WHEREAS, Licensee desires to receive from Licensor an exclusive royalty-bearing license to the Licensor’s Patent Rights and Licensor’s patent applications for its Products, and Licensor is willing to provide such exclusive royalty-bearing license to Licensee pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements stated in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

1. Definitions.

1.1 “Patent Rights” mean Licensor’s legal rights or interests that exist now in the Licensor Patents listed in Schedule A. The Patent Rights shall include any patents, or other intellectual property rights of Licensor which are listed in Schedule A of this Agreement, as well as any other patent, copyright, marks, packaging design or other intellectual property right owned by Licensor that is necessary for Licensee to make, use, sell, offer to sell, or import Products, as that term is defined below.

1.2 “Tax” means any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a governmental agency, together with interest, penalties, charges, fees or other amounts (if any) imposed or made on or in respect of the above.

1.3 “Term” means the period set forth in Article 4.1.

1.4 “Territory” means any country in the world, excluding the People’s Republic of China and its special administrative regions.

1.5 “Products” means any apparatus, systems or products that, without a license from the Licensor with respect to such products, would infringe at least one claim in any of Licensor’s Patent Rights, and any apparatus, systems, or products that, without a license from the Licensor with respect to such products when made, imported, sold, offered for sale, and/or used, would (a) actively induce infringement of at least one claim in Licensor’s Patent Rights, or (b) cause contributory infringement of at least one claim in Licensor’s Patent Rights.

2. Grant of License.

2.1 Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee, during the Term of this Agreement and in the Territory, an exclusive, royalty-bearing license to Licensor’s Patent Rights to make, import, use, sell, and offer to sell its Products.

2.2 Reservation. All rights not explicitly granted to Licensee in this Agreement are expressly reserved for Licensor. Except as expressly provided in this Agreement, no other rights or licenses are intended or conveyed herein, whether by implication, estoppel, or otherwise.

3. Royalties and Payments.

3.1 Royalties. In consideration of the Patent Rights licensed to Licensee under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, for all Products that are either made, used, sold, offered for sale, or imported in the Territory, Licensee shall pay Licensor a royalty in the aggregate of US$10.00. No royalties paid on the Products which are returned or not accepted by the customer shall be refundable or creditable towards future royalty payments to be made hereunder.

3.2 Taxes. All payments to Licensor shall be net of any Tax due by Licensee. If Licensor becomes liable for any Tax with respect to any payment made under this Agreement in circumstances where Licensee was obligated to pay or make a deduction in respect of such Tax but failed to do so, then Licensee shall indemnify Licensor on demand against any such Tax.

4. Term, Termination, and Default.

4.1 Term. Unless sooner terminated in accordance with its provisions, the Term of this Agreement shall commence on the Effective Date and continue in effect until expiration of the term of the last Patent to expire of the patents listed in Schedule A of this Agreement.

4.2 Default; Cure. If a party is in default of any obligations under this Agreement, the non-defaulting party may give written notice of such default to that party. After notice is provided, the party in default shall have thirty (30) days to cure any defaults arising from any failure to make any royalty payment pursuant to this Agreement, and sixty (60) days to cure any other defaults. If such default is not cured within the applicable thirty (30) days or sixty (60) days after the date of such notice, then the non-defaulting party shall have the option to terminate this Agreement after providing notice of such termination to the party in default.

4.3 Bankruptcy; Insolvency. This Agreement may be terminated by a party if the other party is at any time placed into bankruptcy, goes into voluntary dissolution, has a receiver appointed, or makes any general assignment for the benefit of creditors.

4.4 Termination of Licenses. Upon termination of this Agreement all license grants from Licensor to Licensee shall immediately cease, and Licensee shall immediately cease using, importing, making, having made, offering for sale, and selling Products. Notwithstanding the foregoing, subject to the other provisions of this Agreement (including ARTICLE III), upon termination of this Agreement, Licensee shall have six (6) months in which to fulfill all existing contractual obligations involving or relating to the Products and to sell all inventory existing at the date of termination of this Agreement (the “Post-Termination Sale”). In the event this Agreement terminates because Licensor no longer has a Patent Right on which royalties are due, then Licensee is under no obligation to pay royalties or cease using, importing, making, having made, offering for sale, and selling Products.

4.5 Releases; Survival of Certain Obligations. Any termination of this Agreement shall not (a) release either party from any claim of the other party incurred prior to the completion of the Post-Termination Sale; (b) affect in any way any rights and immunities made available prior to the completion of the Post-Termination Sale; or (c) release Licensee from its obligations to pay royalties incurred up to the date of Termination, or if applicable, incurred during the period of the Post-Termination Sale.

4.6 Expiration of the Agreement. Expiration of this Agreement has the same effect as a termination of this Agreement.

4.7 Retention of Payments. Upon expiration or termination of this Agreement for whatever reason, Licensor shall be entitled to retain all royalty payments or other payments paid by Licensee under this Agreement, and any remaining royalty payments, or other payments incurred during the Term of this Agreement shall be due and payable immediately. In the event of a Post-Termination Sale, any amounts due or payments incurred during the period of the Post-Termination Sale, shall be due and payable immediately.

4.8 In the event a third party infringes the Licensor’s Patent Rights and Licensor fails to commence formal legal action seeking to enjoin said infringement within sixty (60) days of knowledge of said infringement, this Agreement shall terminate with no further royalties incurred after the date of termination being due to Licensor from Licensee.

5. Miscellaneous.

5.1 Licensor’s Patent Rights. Licensee acknowledges that Licensor owns all Patent Rights. All use of the Patent Rights by Licensee shall inure to the benefit of Licensor for purposes of patent ownership, registration, maintenance and enforcement. Licensee acknowledges that nothing herein gives Licensee any right, title or interest in the Patent Rights, apart from the license granted hereunder and, in no event shall Licensee’s use of the Patent Rights be deemed to vest any right, title, or interest to the Licensed Patent Rights in Licensee. To the extent Licensee accrues any right, title, or interest in and to the Patent Rights, other than the license granted hereunder, Licensee hereby assigns to Licensor all right, title and interest in and to the Patent Rights.

Licensee agrees that the Licensor’s patents are valid and enforceable. Licensee shall not voluntarily do, or assist any other person or entity to do, anything that would contest or in any way impair (i) the rights of Licensor in any of the Licensor’s patents or the Licensor’s patent applications, (ii) the enforceability and/or validity of any of the Licensor’s patents or the Licensor’s patent applications, or (iii) any cause of action that Licensor may have concerning infringement of any of the Licensor’s patents or the Licensor’s patent applications. The provisions of this Article 5.1 shall survive any termination or expiration of this Agreement.

5.2 Covenant Not to Sue. Provided that Licensee does not breach any of the terms or conditions of this Agreement (including, but not limited to, the payments or royalties provided in Section 3 of this Agreement), Licensor hereby covenants that it will refrain from commencing any and all claims that Licensor now has or may have had prior to the Effective Date against Licensee for Licensee’s infringement on Licensor’s Patent Rights. Provided that Licensor does not breach any of the terms or conditions of this Agreement, Licensee hereby covenants that it will refrain from commencing any and all claims that Licensee now has or may have had prior to the Effective Date against Licensor related to Licensor’s Patent Rights. These covenants not to sue shall not in any way, either directly, indirectly, or by operation of law, be construed to affect or vitiate any claims arising under this Agreement or operate to release, limit, or reduce the liability of any third party for or from any claims or causes of action, including but not limited to patent infringement.

6. Limitations of Liability.

6.1 Assumption of Risk. As between the parties, Licensee assumes full responsibility for all risk and liability in relation to the Products and all loss of or damage to property or injury to persons related to the Products including, but not limited to, death arising out of Licensee’s manufacture and sale of Products. Licensee shall indemnify, defend and hold Licensor harmless from and against any and all claims, costs (including court costs, expert fees, and attorneys’ fees), proceedings and liabilities, whatsoever, for and arising out of any such loss, damage, injury, or death related to the Products.

6.2 Disclaimer of Liability; Limitation of Liability. Licensor disclaims and shall not be liable for any lost profits, lost revenues, losses or damages, whether direct, indirect, incidental, consequential, special or exemplary arising out of the Patent Rights or the Products licensed to the Licensee, even if Licensor has been advised as the likelihood of such loss or damage. If, despite any of the other provisions of this Agreement, there shall be any liability of Licensor to Licensee or any other third party that arises out of or is in any way connected to this Agreement (including, but not limited to, the Patent Rights or Products), Licensor’s aggregate liability for all damages, losses and causes of action whether in contract, tort (including negligence) or otherwise, either jointly or severally, shall not exceed one-half of the aggregate amount of royalties paid by Licensee to Licensor under this Agreement. Licensee acknowledges that the royalty payments made by Licensee hereunder are based solely on the value of the Patent Rights and are not sufficient to warrant Licensor assuming any risk of consequential or other damages to licensee or any other third party. Due to the nature of the Patent Rights licensed by Licensor to Licensee hereunder, it is impracticable and extremely difficult to fix the actual damages, if any, which may result (proximately or otherwise) under this Agreement. This limitation of liability reflects an allocation of risk between the parties in view of the royalties paid, is not a penalty, and shall be exclusive. The limitations in this agreement shall apply despite any failure of essential purpose of any limited warranty or remedy.

7. Disputes.

7.1 Litigation Against Third Parties. In the event that Licensor is contemplating or is involved in litigation with any third party related to the Patent Rights, then Licensee shall not make or sell, either directly or indirectly, Products for, or to, such third party, without prior written consent of Licensor (which consent shall not be unreasonably withheld). Licensee, upon request, shall provide to Licensor reasonable assistance at Licensor’s cost during any litigations or proceedings regarding the Patent Rights and shall execute, acknowledge, and deliver to the Licensor all instruments that it may reasonably request.

8. Term and Expiration.

8.1 Assignment and Transfers. This Agreement is freely assignable by Licensor (in whole or in part), but is not assignable by Licensee except that Licensee may assign this Agreement to a third party that succeeds to all or substantially all of Licensee’s assets as they relate to the licensed Products (whether by sale, merger, or operation of law), so long as such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement. Except as expressly provided in this Article 8.1, Licensee cannot assign, transfer or sublicense any of the rights set forth herein without Licensor’s prior written consent.

8.2 Notices. Any and all notices to be given under this Agreement by either party to the other may be effected by personal delivery in writing, or by mail, registered or certified, postage prepaid with return receipt requested, or via FedEx or UPS, with adult signature of recipient required. Notices shall be sent to the parties at their respective addresses set forth on the signature page of this Agreement; provided, however, that each party may change its address by written notice to the other party in accordance with this article. Notices delivered personally shall be deemed given as of actual receipt, and mailed notices shall be deemed given as of three (3) days after mailing.

8.3 Severability. If any provision of this Agreement shall be held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, that provision shall be deleted and the remainder of this Agreement shall remain in full force and effect. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to duration, geographical scope, activity, or subject, then it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it then appears.

8.4 Waiver; Remedies Cumulative. Waiver of any breach of this Agreement by either party shall be ineffective unless in writing signed by the party waiving compliance and shall not be considered a waiver of any other breach. All remedies provided for in this Agreement shall be cumulative and in addition to, and not in lieu of, any other remedies available to either party at law, in equity or otherwise.

8.5 Entire Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the parties. All previous representations and agreements, whether oral or written, regarding the subject matter of the Agreement are merged in this Agreement. This Agreement may be modified only by a writing signed by the parties.

8.6 No Agency. The parties are independent contractors and nothing in this Agreement shall be construed to create an agency, joint venture, partnership, or other form of business association between the parties.

8.7 Choice of Law; Jurisdiction; Venue. The parties agree to the validity and interpretation of this Agreement and the legal relationship of the parties shall be governed by the laws of the State of Nevada. Jurisdiction and venue for resolution of all disputes between the parties shall be in the courts located in Las Vegas, Nevada.

8.8 Force Majeure. Neither party hereto shall be liable for failures and delays in performance due to strikes, lockouts, fires, acts of God or the public enemy, riots, incendiaries, pandemics, public health emergencies, wars, interference by civil or military authorities, compliance with the laws of various states/countries, or with the orders of any governmental authorities, delays in transit or delivery on the part of transportation companies, failures of communication facilities, or any failure of sources of material.

8.9 Headings. The headings in this Agreement are for purposes of reference only and shall not be construed a part of this Agreement.

8.10 No Bias. This Agreement shall be interpreted as written and negotiated jointly by the parties. It shall not be strictly construed against either party, regardless of the actual drafter of the Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

Licensor:

AUSTRALIAN TREFOIL HEALTH TECHNOLOGIES PTY LTD

By: ______________________________

Name: Li Yang

Title: Chief Executive Officer

Address:

Unit 2, 11-13 Onion Road

Lane Cove West NSW 2066

Australia

Licensee: GOLDENWELL BIOTECH, INC. By: ______________________________ Name: Shuang Liu Title: President and Chief Executive Officer Address: 50 West Liberty Street, Suite 880 Reno, Nevada 89501 USA

Schedule A

Australia Innovation Patent No. 2017101419, titled Compositions for Selenium Delivery, granted on November 15, 2017 and any continuations or amendments thereto.